Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2009 First Quarter Results

Global economic conditions led to lower sales;
Earnings from operations better than expected;
Gross margins held steady on reduced cost structure;
Company recorded non-cash goodwill impairment charge of $43.4 million;
Generated $11.2 million in cash from operations and reduced debt

MINNEAPOLIS, Minn., May 7, 2009—Tennant Company (NYSE:  TNC) today reported a net loss of $41.7 million, or a $2.29 loss per diluted share, on net sales of $128.6 million for the first quarter ended March 31, 2009. Tennant’s 2009 first quarter results included a non-cash pretax goodwill impairment charge of $43.4 million, or a $2.32 loss per diluted share, as a result of the deterioration in the general economic environment and the resulting decline in the company’s stock price during the first quarter of 2009. The non-cash write-down of goodwill has no impact on Tennant’s cash flow, credit agreements or liquidity.
The company’s 2009 first quarter results also included a $1.3 million pretax benefit from the revision to the reserve for workforce reduction severance and related costs associated with the restructuring program announced in the 2008 fourth quarter. The company still expects to achieve savings of at least $15 million in 2009 and $20 million in 2010 from the restructuring.
Excluding the goodwill impairment charge and the benefit from the restructuring charge reserve revision, the first quarter net loss would have been a loss of $0.6 million, or a $0.04 loss per diluted share. Tennant reported net earnings in the 2008 first quarter of $5.2 million, or $0.28 per diluted share, on net sales of $168.6 million.
Commented Chris Killingstad, Tennant Company’s president and chief executive officer: “We continued to face a difficult selling environment due to the recession, which affected net sales in all geographies. Despite that, we are pleased with our strong cash flow during the quarter and our ability to maintain gross margins on reduced sales by further reducing our cost structure. We expect to deliver profitable results from operations for the three remaining quarters of 2009. Our guiding principles are to: adjust to 2009’s low growth economy, without sacrificing the company’s long- term potential; prudently allocate scarce resources to initiatives that position us to deliver against our controllable objectives, such

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as savings from global low-cost sourcing and lean manufacturing initiatives and investments in research and development projects; and optimize cash through conservative planning, discipline in capital expenditures and focus on working capital management.”
During the 2009 first quarter, Tennant generated $11.2 million in cash from operations compared with a negative $5.9 million in the year earlier quarter. At the end of the 2009 first quarter, the company’s total cash was $26.7 million, up from $25.3 million a year ago, and total debt was $91.9 million, down from $97.3 million at the end of the prior year quarter. After the 2009 first quarter ended, Tennant received a $9.0 million income tax refund in April which is not included in first quarter results. The refund was used primarily to pay down debt and will benefit operating cash flows in the second quarter.
Tennant is in compliance with its debt covenants. During the 2009 first quarter, the company obtained an amendment to its credit agreement to exclude non-cash charges and previously announced restructuring charges from the debt covenant calculations. The company anticipates that this amendment will enable Tennant to remain in compliance with its covenants throughout 2009.

Review of Results
Tennant's consolidated net sales for the 2009 first quarter declined 23.7 percent compared to a strong 2008 first quarter. Recessionary conditions, including the ongoing difficulty that Tennant’s customers have had obtaining credit, led to weak net sales across all geographies. Unfavorable foreign currency exchange effects reduced consolidated net sales by approximately 6 percent for the 2009 first quarter.
Tennant's gross profit margin essentially held steady at 41.0 percent for the 2009 first quarter compared with 41.3 percent in the prior year quarter, despite a significant decline in sales volume. The company’s gross profit margins benefited from lower commodity prices, flexible production management, the workforce reduction and pricing actions.
“We anticipate being able to maintain our gross margins at around 41 percent throughout this year, based on the cost reductions we’ve implemented and expected lower commodity prices,” said Killingstad.
For the quarter, selling and administrative expenses (S&A) decreased $9.7 million, or 17.6 percent, to $45.4 million versus $55.1 million in the first quarter last year. The decrease in S&A expense during the 2009 first quarter was due to savings from the workforce reduction along with cost controls and cuts in discretionary spending to better align expenses with sales.
Tennant's 2009 first quarter operating profit, excluding the $43.4 million goodwill impairment charge and the favorable $1.3 million revision to the restructuring charge reserve, was $0.3 million compared to operating profit of $8.5 million in the 2008 first quarter. The lower operating profit in the 2009 first quarter is primarily attributable to lower sales.

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Product Innovation
During the quarter, Tennant’s ec-H2O™ chemical-free cleaning technology continued to win international recognition as a breakthrough, eco-friendly product. The company’s ec-H2O received the prestigious 2009 European Business Award for “Business Innovation of the Year.”  This follows the 2008 R&D Magazine award naming ec-H2O as a “Top 100 Innovation.” Tennant’s ec-H2O technology converts plain tap water into a powerful cleaning agent without any added chemicals.
 “With ec-H2O technology, customers benefit from significant cost savings, and greater productivity and worker safety, in addition to helping preserve our natural resources by reducing water, energy and toxic chemical use,” said Killingstad. “The international acclaim for ec-H2O, coupled with strong customer interest and growing sales for this technology, supports our strategy to develop sustainable products and technologies that deliver powerful cleaning results. We believe that our ec-H2O platform will enable us to capture additional market share, and our new product launches in 2009 are focused on continuing the successful roll-out of ec-H2O.”
During the 2009 first quarter, Tennant expanded the availability of ec-H2O technology to three of the company’s battery-powered rider-scrubbers, including the Tennant T7 Micro-Rider, T15 Mid-Sized Scrubber and the Nobles Speed Scrub® Rider. The company plans to introduce this technology on a total of five rider-scrubbers this year.
“Based on the growing market acceptance of ec-H2O, we continue to look for opportunities to expand its availability to additional products in our portfolio, as well as to entirely new applications and markets. We are very excited about the potential of our ec-H2O technology,” added Killingstad.
Additionally, during the first quarter, Tennant announced a strategic sales and service arrangement with Kaivac, Inc. The agreement allows Tennant to provide its national account customers with Kaivac’s industry-leading restroom cleaning solutions. “Restrooms are our customers’ number one cleaning problem, and to date Tennant has underpenetrated this market segment,” said Killingstad. “The Kaivac alliance leverages our strong national account sales force and enables us to extend into a new segment of the cleaning market.”
Tennant strives to be the industry leader in innovation and remains committed to investing in research and development. Sales of new products introduced in the past three years generated approximately 44 percent of equipment sales during the 2009 first quarter. The company expects to maintain its spending on research and development at its current targeted level of 3 percent to 4 percent of net sales annually.

Impairment Charge
As noted above, Tennant Company reported a non-cash impairment charge of $43.4 million, or a $2.32 loss per diluted share, due to the write-down of goodwill. During the 2009 first quarter, the decline in Tennant’s stock price resulted in a market capitalization below book value for a number of weeks up to and including March 31, 2009, thus triggering the goodwill impairment evaluation in accordance with Statement of Financial Accounting Standards (SFAS) No. 142. Most of the charge is not tax deductible. However, it is non-cash and does not affect the company’s cash flow, credit agreements or liquidity.
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Business Outlook
Given global economic uncertainties and lack of visibility into the months ahead, Tennant continues to conservatively manage its business. The company’s December 2008 restructuring program is on track to deliver anticipated savings. Including the 2009 first quarter non-cash goodwill impairment charge of a $2.32 loss per diluted share and the benefit from the revision to the restructuring charge reserve of $0.07 per diluted share, Tennant Company now estimates a full year net loss in the range of a $2.20 to $1.80 loss per diluted share. Excluding the goodwill impairment charge and the benefit from the restructuring charge reserve revision, the company’s expected net earnings range for 2009 remains the same as its previously issued guidance of $0.05 to $0.45 per diluted share. Tennant, however, is lowering its 2009 full year net sales guidance to a range of $560 million to $600 million. In February, the company estimated a 2009 full year net sales range of $590 million to $625 million.
This outlook includes the following assumptions for 2009: continuation of the weak global economic environment, with sales declines anticipated in most geographies; unfavorable foreign currency impact on sales in the range of 4 percent to 6 percent; an operating profit margin, excluding the 2009 first quarter unusual items, in the low single digits; and capital expenditures of $15 million or less.
The company believes that its current cash and available debt capacity are more than adequate to cover normal operating cash needs and fund capital spending during 2009.
Added Killingstad: “We are pleased with our progress in achieving a reduced cost structure, which we believe will enable Tennant to remain profitable from operations in 2009 on lower anticipated sales.  Our strategic priorities remain: employing continuous process improvement; improving operational excellence through lean manufacturing initiatives and a global, low-cost sourcing platform; and growing sales through innovative new products and service solutions, as well as through international market expansion – all of which we believe will enhance the long-term value creation of our business.”

Conference Call
Tennant will host a conference call to discuss its first quarter results today, May 7, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors.  Tennant's global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries.  For more information, visit www.tennantco.com.
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Forward-Looking Statements
Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical, economic and credit market uncertainty throughout the world; cost and availability of financing for ourselves and our suppliers; our customers' ability to obtain credit to fund equipment purchases; successful integration of acquisitions, including the ability to carry remaining goodwill at current values; our ability to accurately project future financial and operating results and to achieve such projections; our ability to achieve operational efficiencies while reducing expenses and headcount; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; the success and timing of new technologies and products; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; our ability to effectively manage organizational changes, including workforce reductions; our ability to achieve the anticipated savings from our workforce reductions; our ability to attract and retain key personnel; the effects of potential further impairment write-down of our intangible asset values; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; and changes in laws, including changes in accounting standards and taxation changes.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table on page 9.

FINANCIAL TABLES FOLLOW

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Page 6 - Tennant Company Reports 2009 First Quarter Results
TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended
	March 31
	2009	2008

Net Sales	$128.6	$168.6
Cost of Sales	75.9	99.0
Gross Profit	52.7	69.6
Gross Margin	41.0%	41.3%

Operating Expense:
Research and Development Expense	5.7	6.0
Selling and Administrative Expense	45.4	55.1
Goodwill Impairment Charge	43.4	-
Total Operating Expense	94.5	61.1

Profit (Loss) from Operations	(41.8)	8.5
Operating Margin	(32.5%)	5.0%

Other Income (Expense):
Interest Income	0.1	0.3
Interest Expense	(0.6)	(0.5)
Net Foreign Currency Transaction Gains (Losses)	(0.3)	(0.7)
ESOP Income	0.2	0.7
Total Other Income (Expense), Net	(0.6)	(0.2)

Profit (Loss) Before Income Taxes	(42.4)	8.3
Income Tax Expense (Benefit)	(0.7)	3.1

Net Earnings (Loss)	$(41.7)	$5.2

Earnings (Loss) per Share:
Basic	$(2.29)	$0.28
Diluted	$(2.29)	$0.28

Weighted Average Common Shares Outstanding:
Basic	18.3	18.4
Diluted	18.3	18.8

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended March 31
			% of
	2009	2008	Change
North America	$73.3	$98.3	(25.4%)
Europe, Middle East, Africa	41.1	52.7	(22.0%)
Other International	14.2	17.6	(19.3%)

Total	$128.6	$168.6	(23.7%)

(1)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2009	2008
	March 31	December 31	March 31
ASSETS
Current Assets
Cash and Cash Equivalents	$26.7	$29.3	$25.3
Receivables, Net	102.1	123.8	132.7
Inventories	66.8	66.8	77.3
Prepaid Expenses	19.2	18.1	6.9
Deferred Income Taxes, Current Portion	9.6	12.1	7.7
Other Current Assets	0.3	0.3	-
Total Current Assets	224.7	250.4	249.9

Property, Plant and Equipment	282.4	278.8	276.9
Accumulated Depreciation	(180.4)	(175.1)	(172.4)
Property, Plant and Equipment, Net	102.0	103.7	104.5

Deferred Income Taxes, Long-Term Portion	6.1	6.5	2.9
Goodwill	19.0	62.1	85.1
Intangible Assets, Net	27.4	28.7	24.2
Other Assets	6.5	5.2	7.7
Total Assets	$385.7	$456.6	$474.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current Debt	$4.3	$4.0	$7.4
Accounts Payable	25.5	26.5	36.7
Employee Compensation and Benefits	17.9	23.3	20.1
Income Taxes Payable	2.5	3.2	3.0
Other Current Liabilities	36.9	50.2	30.9
Total Current Liabilities	87.1	107.2	98.1

Long-Term Liabilities
Long-Term Debt	87.6	91.4	89.9
Employee-Related Benefits	28.5	29.0	24.3
Deferred Income Taxes, Long-Term Portion	9.5	11.7	0.8
Other Liabilities	7.3	7.4	6.5
Total Long-Term Liabilities	132.9	139.5	121.5
Total Liabilities	220.0	246.7	219.6

SHAREHOLDER' EQUITY
Preferred Stock	-	-	-
Common Stock	7.0	6.9	7.0
Additional Paid-In Capital	6.5	6.6	7.6
Retained Earnings	182.3	223.7	234.3
Accumulated Other Comprehensive Income (Loss)	(29.0)	(26.4)	7.8
Receivable from ESOP	(1.1)	(0.9)	(2.0)
Total Shareholders’ Equity	165.7	209.9	254.7
Total Liabilities and Shareholders’ Equity	$385.7	$456.6	$474.3

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TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended
	March 31
	2009	2008
OPERATING ACTIVITIES
Net Earnings (Loss)	$(41.7)	$5.2

Adjustments to Net Earnings to arrive at Operating Cash Flow:
Depreciation	5.3	4.3
Amortization	0.6	0.5
Deferred Tax Expense (Benefit)	0.6	0.4
Goodwill Impairment Charge	43.4	-
Stock-Based Compensation Expense	0.3	0.6
ESOP Expense	-	(0.2)
Allowance for Doubtful Accounts and Returns	0.2	0.2
Other, Net	1.4	0.8
Changes in Operating Assets and Liabilities Excluding the Impact of Acquisitions:
Accounts Receivable	21.1	(0.7)
Inventories	(2.5)	(6.0)
Accounts Payable	1.9	(6.1)
Employee Compensation and Benefits and Other Accrued Expenses	(15.5)	(9.9)
Income Taxes Payable/Prepaid	(2.3)	0.4
Other Assets and Liabilities	(1.6)	4.6
Net Cash Provided by (Used for) Operating Activities	11.2	(5.9)

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(3.8)	(7.4)
Proceeds from Disposals of Property, Plant and Equipment	0.3	-
Acquisition of Businesses, Net of Cash Acquired	(2.3)	(81.3)
Net Cash Provided by (Used for) Investing Activities	(5.8)	(88.7)

FINANCING ACTIVITIES
Payments on Capital Leases	(1.2)	(0.8)
Change in Short-Term Debt, Net	-	4.8
Payment of Long-Term Debt	(10.0)	-
Issuance of Long-Term Debt	6.0	87.5
Purchases of Common Stock	-	(3.6)
Proceeds from Issuances of Common Stock	-	0.8
Tax Benefit on Stock Plans	(0.1)	0.2
Dividends Paid	(2.4)	(2.4)
Net Cash Provided by (Used for) Financing Activities	(7.7)	86.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	0.3

Net Increase (Decrease) in Cash and Cash Equivalents	(2.6)	(7.8)

Cash and Cash Equivalents at Beginning of Period	29.3	33.1

Cash and Cash Equivalents at End of Period	$26.7	$25.3

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TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended March 31
	2009	2008

Net Sales	$128.6	$168.6

Profit (Loss) from Operations – as reported	$(41.8)	$8.5
Operating Margin	(32.5%)	5.0%
Adjustments:
Goodwill Impairment Charge	43.4	-
Workforce Reduction Reserve Revision	(1.3)	-
Profit (Loss) from Operations – as adjusted	$0.3	$8.5
Operating Margin	0.2%	5.0%

Profit (Loss) Before Income Taxes – as reported	$(42.4)	$8.3
Adjustments:
Goodwill Impairment Charge	43.4	-
Workforce Reduction Reserve Revision	(1.3)	-
Profit (Loss) Before Income Taxes – as adjusted	$(0.3)	$8.3

Income Tax Expense (Benefit) – as reported	$(0.7)	$3.1
Adjustments:
Goodwill Impairment Charge	1.1	-
Workforce Reduction Reserve Revision	(0.1)	-
Income Tax Expense (Benefit) – as adjusted	$0.3	$3.1

Net Earnings (Loss) – as reported	$(41.7)	$5.2
Adjustments:
Goodwill Impairment Charge	42.3	-
Workforce Reduction Reserve Revision	(1.2)	-
Net Earnings (Loss) – as adjusted	$(0.6)	$5.2

Diluted Earnings (Loss) per Share – as reported	$(2.29)	$0.28
Adjustments:
Goodwill Impairment Charge	2.32	-
Workforce Reduction Reserve Revision	(0.07)	-
Diluted Earnings (Loss) per Share – as adjusted	$(0.04)	$0.28